AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

OF

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

This Amendment No. 2 (“Amendment”) to the Amended and Restated Agreement and Declaration of Trust of Invesco Dynamic Credit Opportunities Fund amends, effective as of August 29, 2014, the Amended and Restated Agreement and Declaration of Trust of Invesco Dynamic Credit Opportunities Fund (the “Trust”) dated as of September 25, 2012 (the “Agreement”).

Under Section 10.5 of the Agreement, a duly authorized officer of the Trust may execute this Amendment.

WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders is not required for this amendment;

NOW THEREFORE, the Agreement is hereby amended as follows:

1. Section 3.2 is amended to read as follows:

Number of Trustees. The Board shall consist of such number of trustees as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of trustees shall in no event be less than two (2) nor more than fifteen (15); and provided further that the number of trustees shall be increased automatically to such number as is required to effectuate Section 3.4(b). The natural persons who have executed this Agreement shall be the Trustees as of the date hereof.

2. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of June 25, 2014.

By:	/s/ John M. Zerr
	Name:	John M. Zerr
	Title:	Senior Vice President